Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS THIRD QUARTER 2021 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, November 1, 2021 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the third quarter ended September 30, 2021.

THIRD QUARTER HIGHLIGHTS
•Q3 2021 average production of 16,087 bo/d (27,620 boe/d)
•Q3 2021 consolidated net income (including non-controlling interest) of $73.4 million; net income attributable to Viper Energy Partners LP of $16.8 million, or $0.26 per common unit
•Adjusted net income (as defined and reconciled below) of $57.7 million, or $0.90 per common unit
•Q3 2021 cash distribution of $0.38 per common unit, representing approximately 70% of total cash available for distribution of $0.54 per common unit; $0.38 distribution is up 15% quarter over quarter and implies a 6.9% annualized yield based on the October 29, 2021 unit closing price of $22.05
•Consolidated adjusted EBITDA (as defined and reconciled below) of $92.6 million and cash available for distribution to Viper’s common units (as reconciled below) of $34.3 million
•Repurchased 765,512 common units in Q3 2021 for an aggregate of $13.7 million
•Ended the third quarter of 2021 with total long-term debt of $571.9 and net debt of $530.4 million (as defined and reconciled below)
•223 total gross (3.1 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q3 2021 with an average lateral length of 10,163 feet
•As previously announced, closed acquisition from Swallowtail Royalties LLC and Swallowtail Royalties II LLC; adds approximately 2,313 net royalty acres in the Northern Midland Basin, roughly 62% of which are operated by Diamondback
•Initiating average daily production guidance for Q4 2021 and Q1 2022 of 17,000 to 17,750 bo/d (28,250 to 29,500 boe/d)
•Increasing full year 2021 average daily production guidance to 16,250 to 16,500 bo/d (27,250 to 27,750 boe/d)
•As of October 11, 2021, there were approximately 570 gross horizontal wells in the process of active development on Viper’s acreage in which Viper expects to own an average 1.7% net royalty interest (9.5 net 100% royalty interest wells)
•Approximately 492 gross (9.3 net 100% royalty interest) line-of-sight wells on Viper’s acreage that are not currently in the process of active development, but for which Viper has visibility to the potential of future development in coming quarters, based on Diamondback’s current completion schedule and third party operators’ permits
•Approximately 60% of distributions paid in 2021 are reasonably estimated to constitute non-taxable reductions to the tax basis, and not dividends, for U.S. federal income tax purposes

“During the third quarter, Viper saw third party operated net wells turned to production on our acreage rebound to their highest level since the first quarter of 2020. As a result of our continued strong production, and further enhanced by our high-margin exposure to increasing commodity prices, Viper’s cash available for distribution increased 15% quarter over quarter to $0.54 per common unit,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

Mr. Stice continued, “Following the recent closing of the Swallowtail acquisition, Viper has unprecedented, high confidence visibility into Diamondback’s forward development plan that is expected to bolster oil production for Viper not only for the next several quarters, but also for years to come. With a tailwind to cash flows as our defensive hedges placed in 2020 roll off at the end of this year, we look forward to continuing to generate robust amounts of free cash flow and subsequently using that cash to both reduce debt and increase returns to unitholders.”

FINANCIAL UPDATE

Viper’s third quarter 2021 average unhedged realized prices were $67.67 per barrel of oil, $3.61 per Mcf of natural gas and $30.66 per barrel of natural gas liquids, resulting in a total equivalent realized price of $50.24/boe.

During the third quarter of 2021, the Company recorded total operating income of $128.0 million and consolidated net income (including non-controlling interest) of $73.4 million.

As of September 30, 2021, the Company had a cash balance of $41.5 million and total long-term debt outstanding (excluding debt issuance, discounts and premiums) of $571.9 million, resulting in net debt (as defined and reconciled below) of $530.4 million. Viper’s outstanding long-term debt as of September 30, 2021 consisted of $479.9 million in aggregate principal amount of its 5.375% Senior Notes due 2027 and $92.0 million in borrowings on its revolving credit facility, leaving $408.0 million available for future borrowings and $449.5 million of total liquidity.

THIRD QUARTER 2021 CASH DISTRIBUTION & CAPITAL RETURN PROGRAM

The Board of Directors of Viper’s General Partner declared a cash distribution for the three months ended September 30, 2021 of $0.38 per common unit. The distribution is payable on November 18, 2021 to eligible common unitholders of record at the close of business on November 11, 2021. This distribution represents approximately 70% of total cash available for distribution.

On May 20, 2021 and August 19, 2021, Viper made cash distributions to its common unitholders and subsequently has reasonably estimated that a portion of such distributions, as well as the distribution payable on November 18, 2021, should not constitute dividends for U.S. federal income tax purposes. Rather, approximately 60% of these distributions are estimated to constitute non-taxable reductions to the tax basis of each distribution recipient’s ownership interest in Viper. The Form 8937 containing additional information may be found on www.viperenergy.com under the “Investor Relations” section of the site.

During the third quarter of 2021, Viper repurchased 765,512 common units for an aggregate of $13.7 million. In total through September 30, 2021, the Company had repurchased 4,083,640 common units at an average price of $14.10 per unit.

OPERATIONS AND ACQUISITIONS UPDATE

During the third quarter of 2021, Viper estimates that 223 gross (3.1 net 100% royalty interest) horizontal wells with an average royalty interest of 1.4% were turned to production on its existing acreage position with an average lateral length of 10,163 feet. Of these 223 gross wells, Diamondback is the operator of 44 gross wells with an average royalty interest of 4.0%, and the remaining 179 gross wells, with an average royalty interest of 0.7%, are operated by third parties.

During the third quarter of 2021, Viper acquired 38 net royalty acres for an aggregate purchase price of approximately $5.5 million, bringing the Company’s footprint of mineral and royalty interests as of September 30, 2021 to a total of 24,368 net royalty acres.

Subsequent to the end of the third quarter, Viper completed the acquisition of certain mineral and royalty interests from Swallowtail Royalties LLC and Swallowtail Royalties II LLC for approximately 15.25 million common units in Viper and $225.0 million in cash. On October 1, 2021, an additional $190 million was borrowed under the revolving credit facility to fund a portion of the cash purchase price for the Swallowtail acquisition.

The mineral and royalty interests acquired in the Swallowtail acquisition represent approximately 2,313 net royalty acres primarily in the Northern Midland Basin, of which approximately 62% are operated by Diamondback. As a result of this acquisition, Viper’s footprint of mineral and royalty interests increased to a total of 26,681 net royalty acres as of October 1, 2021.

The following table summarizes Viper’s gross well information:

	Diamondback Operated	Third Party Operated	Total
Horizontal wells turned to production (third quarter 2021)(1):
Gross wells	44	179	223
Net 100% royalty interest wells	1.8	1.3	3.1
Average percent net royalty interest	4.0%	0.7%	1.4%

Horizontal producing well count (as of October 11, 2021):
Gross wells	1,295	4,282	5,577
Net 100% royalty interest wells	97.7	58.4	156.1
Average percent net royalty interest	7.5%	1.4%	2.8%

Horizontal active development well count (as of October 11, 2021):
Gross wells	103	467	570
Net 100% royalty interest wells	5.8	3.7	9.5
Average percent net royalty interest	5.7%	0.8%	1.7%

Line of sight wells (as of October 11, 2021):
Gross wells	107	385	492
Net 100% royalty interest wells	5.7	3.6	9.3
Average percent net royalty interest	5.3%	0.9%	1.9%

(1) Average lateral length of 10,163 feet.

There continues to be active development across Viper’s asset base with near-term activity expected to be driven primarily by Diamondback operations. The 570 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 35 gross rigs operating on Viper’s acreage, five of which are operated by Diamondback. The 492 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

GUIDANCE UPDATE

Below is Viper’s updated guidance for the full year 2021, as well as average production guidance for the fourth quarter of 2021 and first quarter of 2022.

Viper Energy Partners

Q4 2021 / Q1 2022 Net Production - MBo/d	17.00 - 17.75
Q4 2021 / Q1 2022 Net Production - MBoe/d	28.25 - 29.50
Full Year 2021 Net Production - MBo/d	16.25 - 16.50
Full Year 2021 Net Production - MBoe/d	27.25 - 27.75

Unit costs ($/boe)
Depletion	$9.50 - $10.50
Cash G&A	$0.60 - $0.80
Non-Cash Unit-Based Compensation	$0.10 - $0.25
Interest Expense(1)	$3.25 - $3.40

Production and Ad Valorem Taxes (% of Revenue) (2)	7%
(1)Includes actual interest expense for the first three quarters of 2021 plus expected interest for the remainder of 2021 assuming $480.0 million in principal of senior notes and $250.0 million drawn on the revolver.
(2)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and natural gas liquids and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2021 on Tuesday, November 2, 2021 at 10:00 a.m. CT. Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 8077109. A telephonic replay will be available from 1:00 p.m. CT on Tuesday, November 2, 2021 through Tuesday, November 9, 2021 at 1:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 8077109. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the current volatile industry and macroeconomic conditions, volatile commodity prices, production levels on properties in which Viper has mineral and royalty interests, governmental actions on environmental policies and regulations impacting Viper and its operators, severe weather conditions, any acquisitions or dispositions, Diamondback’s plans for developing Viper’s acreage discussed above, development activity by other operators, Viper’s cash distribution policy and the impact of the COVID-19 pandemic. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$41,515	$19,121
Royalty income receivable (net of allowance for credit losses)	47,133	32,210
Royalty income receivable—related party	22,022	1,998
Other current assets	654	665
Total current assets	111,324	53,994
Property:
Oil and natural gas interests, full cost method of accounting ($1,296,765 and $1,364,906 excluded from depletion at September 30, 2021 and December 31, 2020, respectively)	2,902,270	2,895,542
Land	5,688	5,688
Accumulated depletion and impairment	(570,406)	(496,176)
Property, net	2,337,552	2,405,054
Funds held in escrow	30,025	—
Other assets	3,567	2,327
Total assets	$2,482,468	$2,461,375
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$208	$43
Accrued liabilities	26,000	18,262
Derivative instruments	35,357	26,593
Total current liabilities	61,565	44,898
Long-term debt, net	564,452	555,644
Derivative instruments	697	—
Total liabilities	626,714	600,542
Commitments and contingencies
Unitholders’ equity:
General partner	749	809
Common units (63,830,715 units issued and outstanding as of September 30, 2021 and 65,817,281 units issued and outstanding as of December 31, 2020)	580,992	633,415
Class B units (90,709,946 units issued and outstanding September 30, 2021 and December 31, 2020)	956	1,031
Total Viper Energy Partners LP unitholders’ equity	582,697	635,255
Non-controlling interest	1,273,057	1,225,578
Total equity	1,855,754	1,860,833
Total liabilities and unitholders’ equity	$2,482,468	$2,461,375

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating income:
Royalty income	$127,649	$62,584	$337,619	$171,857
Lease bonus income	223	40	1,032	1,685
Other operating income	132	318	479	761
Total operating income	128,004	62,942	339,130	174,303
Costs and expenses:
Production and ad valorem taxes	8,625	5,049	23,426	14,306
Depletion	25,366	24,780	74,230	72,204
General and administrative expenses	1,735	1,811	6,118	6,160
Total costs and expenses	35,726	31,640	103,774	92,670
Income (loss) from operations	92,278	31,302	235,356	81,633
Other income (expense):
Interest expense, net	(8,328)	(8,238)	(24,161)	(24,870)
Gain (loss) on derivative instruments, net	(9,599)	(5,084)	(70,649)	(47,469)
Gain (loss) on revaluation of investment	—	(1,984)	—	(8,661)
Other income, net	—	188	77	1,111
Total other expense, net	(17,927)	(15,118)	(94,733)	(79,889)
Income (loss) before income taxes	74,351	16,184	140,623	1,744
Provision for (benefit from) income taxes	906	—	941	142,466
Net income (loss)	73,445	16,184	139,682	(140,722)
Net income (loss) attributable to non-controlling interest	56,613	16,948	121,208	23,963
Net income (loss) attributable to Viper Energy Partners LP	$16,832	$(764)	$18,474	$(164,685)

Net income (loss) attributable to common limited partner units:
Basic	$0.26	$(0.01)	$0.29	$(2.43)
Diluted	$0.26	$(0.01)	$0.29	$(2.43)
Weighted average number of common limited partner units outstanding:
Basic	64,152	67,847	64,724	67,832
Diluted	64,241	67,847	64,815	67,832

Viper Energy Partners LP
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$73,445	$16,184	$139,682	$(140,722)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax expense (benefit)	—	—	—	142,466
Depletion	25,366	24,780	74,230	72,204
(Gain) loss on derivative instruments, net	9,599	5,084	70,649	47,469
Net cash receipts (payments) on derivatives	(25,306)	(16,164)	(61,188)	(18,718)
(Gain) loss on revaluation of investment	—	1,984	—	8,661
Other	1,340	873	3,332	2,681
Changes in operating assets and liabilities:
Royalty income receivable	(5,122)	10	(14,923)	25,981
Royalty income receivable—related party	(18,343)	(13,994)	(20,024)	(4,335)
Other	9,013	8,586	7,914	7,519
Net cash provided by (used in) operating activities	69,992	27,343	199,672	143,206
Cash flows from investing activities:
Acquisitions of oil and natural gas interests	(5,909)	764	(6,728)	(64,508)
Other	—	7,360	—	7,360
Net cash provided by (used in) investing activities	(5,909)	8,124	(6,728)	(57,148)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	62,000	3,000	87,000	95,000
Repayment on credit facility	(32,000)	(30,000)	(79,000)	(65,000)
Repayment of senior notes	—	(5,910)	—	(19,697)
Repurchased units as part of unit buyback	(13,740)	—	(33,562)	—
Distributions to public	(20,995)	(2,015)	(46,102)	(38,943)
Distributions to Diamondback	(30,201)	(2,764)	(65,913)	(53,112)
Other	(29)	(67)	(2,948)	(534)
Net cash provided by (used in) financing activities	(34,965)	(37,756)	(140,525)	(82,286)
Net increase (decrease) in cash and cash equivalents	29,118	(2,289)	52,419	3,772
Cash, cash equivalents and restricted cash at beginning of period	42,422	9,663	19,121	3,602
Cash, cash equivalents and restricted cash at end of period	$71,540	$7,374	$71,540	$7,374

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended September 30, 2021	Three Months Ended June 30, 2021	Three Months Ended September 30, 2020
Production Data:
Oil (MBbls)	1,480	1,503	1,456
Natural gas (MMcf)	3,347	3,219	3,111
Natural gas liquids (MBbls)	503	449	455
Combined volumes (MBOE)(1)	2,541	2,489	2,430

Average daily oil volumes (BO/d)	16,087	16,516	15,829
Average daily combined volumes (BOE/d)	27,620	27,352	26,409

Average sales prices:
Oil ($/Bbl)	$67.67	$62.51	$36.80
Natural gas ($/Mcf)	$3.61	$2.96	$1.07
Natural gas liquids ($/Bbl)	$30.66	$22.21	$12.44
Combined ($/BOE)(2)	$50.24	$45.58	$25.76

Oil, hedged ($/Bbl)(3)	$50.57	$48.58	$27.65
Natural gas, hedged ($/Mcf)(3)	$3.61	$2.96	$0.16
Natural gas liquids ($/Bbl)(3)	$30.66	$22.21	$12.44
Combined price, hedged ($/BOE)(3)	$40.28	$37.18	$19.11

Average Costs ($/BOE):
Production and ad valorem taxes	$3.39	$3.28	$2.08
General and administrative - cash component(4)	0.59	0.73	0.63
Total operating expense - cash	$3.98	$4.01	$2.71

General and administrative - non-cash unit compensation expense	$0.10	$0.14	$0.11
Interest expense, net	$3.28	$3.20	$3.39
Depletion	$9.98	$9.63	$10.20
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.
(4)Excludes non-cash unit-based compensation expense for the respective periods presented.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy Partners LP plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash unit-based compensation expense, depletion expense, impairment expense, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.
Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate, cash paid for tax withholding on vested common units, distribution equivalent rights and preferred distributions, if any. Management believes cash available for distribution is useful because it allows them to more effectively evaluate Viper’s operating performance excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution:

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

Three Months Ended September 30, 2021
Net income (loss) attributable to Viper Energy Partners LP	$16,832
Net income (loss) attributable to non-controlling interest	56,613
Net income (loss)	73,445
Interest expense, net	8,328
Non-cash unit-based compensation expense	243
Depletion	25,366
Non-cash (gain) loss on derivative instruments	(15,707)
Provision for (benefit from) income taxes	906
Consolidated Adjusted EBITDA	92,581
Less: Adjusted EBITDA attributable to non-controlling interest(1)	54,269
Adjusted EBITDA attributable to Viper Energy Partners LP	$38,312

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable	$(906)
Debt service, contractual obligations, fixed charges and reserves	(2,996)
Distribution equivalent rights payments	(62)
Preferred distributions	(45)
Cash available for distribution to Viper Energy Partners LP unitholders	$34,303

Common limited partner units outstanding	63,831

Cash available for distribution per limited partner unit	$0.54
Cash per unit approved for distribution	$0.38
(1) Does not take into account special income allocation consideration.
Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper Energy Partners, LP plus net income (loss) attributable to non-controlling interest adjusted for impairment expense, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and related income tax adjustments, if any. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of net income (loss) attributable to Viper Energy Partners LP to adjusted net income (loss):

Viper Energy Partners LP
Adjusted Net Income (Loss)
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30, 2021
	Amounts	Amounts Per Diluted Unit
Net income (loss) attributable to Viper Energy Partners LP	$16,832	$0.26
Net income (loss) attributable to non-controlling interest	56,613	0.88
Net income (loss)	73,445	1.14
Non-cash (gain) loss on derivative instruments, net	(15,707)	(0.24)
Adjusted net income (loss)	57,738	0.90
Less: Adjusted net income (loss) attributed to non-controlling interests	43,962	0.69
Adjusted net income (loss) attributable to Viper Energy Partners LP	$13,776	$0.21

Weighted average common units outstanding:
Basic		64,152
Diluted		64,241

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Company defines net debt as debt (excluding debt issuance, discounts and premiums) less cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	September 30, 2021	Net Q3 Principal Borrowings/(Repayments)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
	(in thousands)
Total long-term debt(1)	$571,938	$30,000	$541,938	$536,938	$563,938	$606,438
Cash and cash equivalents	(41,515)		(42,422)	(11,727)	(19,121)	(7,374)
Net debt	$530,423		$499,516	$525,211	$544,817	$599,064
(1) Excludes debt issuance, discounts & premiums.

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q4 2021	Q1 2022	Q2 2022
Collars - WTI (Cushing)	10,000	2,500	2,000
Floor Price	$30.00	$45.00	$45.00
Ceiling Price	$43.05	$79.55	$80.15
Deferred Premium Puts - WTI (Cushing)	—	9,500	8,000
Strike	$—	$47.51	$47.50
Premium	$—	$(1.57)	$(1.55)

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Costless Collars - Henry Hub	20,000	20,000	20,000	20,000
Floor Price	$2.50	$2.50	$2.50	$2.50
Ceiling Price	$4.62	$4.62	$4.62	$4.62

Investor Contacts:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.